EXHIBIT 10.1

January 25, 2013

Leslie S. Biller
1114 Sunset Avenue SW
Seattle, WA 98116

Dear Mr. Biller:

The Board of Directors (the “Board”) of Sterling Financial Corporation (“Sterling”) wishes to reappoint you as non-executive Chairman of the Board for a period beginning on January 1, 2013 and ending on December 31, 2014.

Following are the detailed terms of this appointment:

1.
During your service as non-executive Chairman of the Board, you will receive an annual board retainer of $150,000 in accordance with Sterling’s standard practice for director fees. If you step down as non-executive Chairman of the Board, but remain a director of Sterling, your annual retainer will be reduced to the current amount paid other directors.

2.	During your additional service as Chairman of the Compensation and Governance Committee of the Board, you will receive an annual cash retainer of $10,000.

3.
Reflecting the extent of your duties and time commitment as non-executive Chairman of the Board, you will receive additional annual compensation of $1,000,000, with 50% of that amount payable in cash and 50% payable in stock options.

The cash portion shall be payable in quarterly installments beginning March 31, 2013.

The full number of stock options for the two year period shall be granted on the date that is two days following Sterling’s release of earnings for the fourth quarter of 2012 at an exercise price equal to the then-fair market value of Sterling's common stock. The options shall become vested with respect to 25% (rounded down to the nearest whole share) of the shares beginning on June 30, 2013 and an additional 25% (rounded down to the nearest whole share) on each six-month interval thereafter, until such stock options are fully vested. The number of stock options granted will be based on the same Black Scholes valuation methodology and be for the same term as those anticipated to be granted to the senior management of Sterling for the 2012 performance year. The options shall be issued under Sterling’s 2010 Long Term Incentive Plan and shall be governed thereunder.

4.
If you cease to serve on the Board for any reason other than a termination for Cause (as defined in Sterling’s Change in Control Plan) or your voluntary resignation, including following a Change in Control of Sterling (as defined in Sterling’s Change in Control Plan) all remaining payments under this agreement shall remain due and payable to you and all stock options will become fully vested and exercisable. If you are terminated for Cause or you voluntarily resign from the Board, any amount not yet paid in cash or any stock options that remain unvested shall be forfeited.

As non-executive Chairman of the Board of Sterling, your duties will include:

•	Leadership of the Board, including

•	Oversight of the Board committee process

•	Compensation/effectiveness of the Board

•	Ensuring the quality of management processes related to capital, asset quality, earnings and liquidity

•	Within the next two years, ensure the desired high quality of management team is in place and stable, with a developing pool of strong successors

•	Reaching agreement on the best long-term size and positioning strategies for Sterling and ensuring the right infrastructure is in place to achieve our goals

•	Ensuring Risk Management processes are “industrial” strength

•	Involvement in evaluating potential acquisition targets, when required

•	Acting as Board interface for regulators

Please indicate your acceptance of the terms of this letter by signing below and returning it to Andrew Schultheis, Sterling’s General Counsel.

Sincerely,

/s/ David A. Coulter

David A. Coulter
Director

Agreed and accepted:

/s/ Leslie S. Biller_______________1/25/13
Leslie S. Biller            Date